Exhibit 10.4

COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

Effective Date

The Board of Directors (the “Board”) of Cohen & Steers Income Opportunities REIT, Inc. (the “Company”) has adopted this Independent Director Compensation Policy (the “Policy”), effective as of December 7, 2022.

Eligibility

This policy shall apply to directors of the Company who meet the requirements set forth for an “Independent Director” in the Company’s Articles of Amendment and Restatement (the “Charter”).

Compensation

The following shall remain in effect until changed by the Board (collectively, the “Compensation”):

Annual Retainer:	$125,000
Audit Committee Chairperson Annual Retainer:	$15,000
Nominating and Corporate Governance Committee Chairperson Annual Retainer:	$10,000
Affiliated Transactions Committee Chairperson Annual Retainer:	$10,000

Payment Timing and Form

The Company will pay the Compensation as follows: 50% shall be paid in cash in arrears, in quarterly installments as soon as practicable following the end of the calendar quarter to which the Compensation relates, and the remaining 50% shall be paid in the form of restricted shares of the Company’s Class I shares (“Class I Restricted Shares”) as described below.

Terms and Conditions of Class I Restricted Shares

•	Class I Restricted Shares shall be granted under, and subject to the terms and conditions of, the award agreement (“Restricted Share Award Agreement”) evidencing such grant.

•	The Class I Restricted Shares shall be granted on the third (3rd) business day following the date that the annual meeting of stockholders (“Annual Meeting”) is held (the “Grant Date”).

•

The number of shares of Class I Restricted Shares granted shall be determined by (A) dividing 50% of the Compensation due, taking into account any required proration as described below, by the most recently determined per share NAV of the Company’s Class I shares, and (B) rounded down to the nearest whole share.

•

Unless and until provided otherwise by the Board, the Class I Restricted Shares granted pursuant to this Policy shall vest and become non-forfeitable on the one-year anniversary of the Grant Date, provided, in each case, that the Independent Director is providing services to the Company as a director on each such vesting date. Notwithstanding the foregoing vesting schedule, the shares of Class I Restricted Shares shall become fully vested on the earlier occurrence of: (i) the termination of the Independent Director’s service as a director of the Company due to his or her death or Disability (as defined in the Restricted Share Award Agreement); or (ii) a Change in Control (as defined in the Restricted Share Award Agreement) of the Company. If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested shares of Class I Restricted Shares as of the date of such termination from the Board and such Class I Restricted Shares shall be reconveyed to the Company without further consideration or any act or action by the Independent Director.

Proration

•

If an Independent Director is newly appointed or elected to the Board at the Annual Meeting, then his or her cash Compensation shall be prorated to reflect the entire calendar months of service as of the first day of the calendar month of the effective date of the Independent Director’s appointment or election through the last day of the respective quarterly calendar period (e.g., if the Annual Meeting is in May, then the first quarterly cash payment will be with respect to service during May and June of such quarterly service period).

•

If an Independent Director is newly appointed or elected to the Board at any time other than at an Annual Meeting, then (i) his or her first quarterly cash payment will be prorated to reflect the number of calendar months of service as of the first day of the calendar month of the effective date of the Independent Director’s appointment or election through the last day of the respective quarterly calendar period (e.g. if an Independent Director is appointed to the Board on January 15, then his or her first quarterly payment will be with respect to service during January, February and March of such quarterly calendar period), and (ii) his or her Class I Restricted Shares grant shall be prorated to reflect the number of calendar months as of the first day of the calendar month of the effective date of his or her appointment or election to the Board and the next regularly scheduled Annual Meeting (e.g., if an Independent Director is appointed to the Board on November 28, then his or her first Class I Restricted Shares grant shall be prorated to reflect six months of service, assuming an Annual Meeting date in May).

•	If an Independent Director is not newly appointed or re-elected at the Annual Meeting, then he or she will receive payment for services for the month of such Annual Meeting.

Initial Public Offering

Notwithstanding anything in this Policy to the contrary, each Independent Director in service on the effective date of the Company’s initial public offering (the “IPO Date”) shall receive an initial grant of Class I Restricted Shares on the IPO Date or as soon as reasonably practicable following the IPO Date, in the amount equal to $67,708.33, representing 50% of the compensation due for fiscal year 2023 ($62,500) and 50% of one month of fiscal year 2022 ($5,208). The number of Class I Restricted Shares paid shall be determined by (A) dividing $67,708.33 by the most recently determined NAV per share of the Company’s Class I shares on the IPO Date, and (B) rounded down to the nearest whole share. Such Class I Restricted Shares shall vest one year after grant, provided that the Independent Director is providing services to the Company as a director on such vesting date. For the avoidance of doubt, the quarterly cash payment following the Independent Director’s first full quarter of service shall reflect the number of full calendar months of service completed to date starting with the first day of the calendar month of the effective date of the Independent Director’s appointment or election through the last day of the quarterly calendar period (e.g., if an Independent Director is appointed to the Board on December 7, 2022, then the first quarterly cash payment made after the end of the first quarter of 2023 shall be prorated to reflect four months of service).

3